Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EMPLOYEES
UNDER THE BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan (the “Plan”), Behringer Harvard Multifamily REIT I, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock (the “Stock”) of the Company.

1.                                      Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.                                      Vesting of Restricted Stock Units.  The restrictions imposed on the Restricted Stock Units shall lapse on the Vesting Dates specified in the following schedule so long as the Grantee remains employed by the Company continuously through such Dates.

Incremental Number of Restricted Stock Units Vested	Vesting Date

(33 1/3%)	The 13-month anniversary of Grant Date

(33 1/3%)	The second anniversary of Grant Date

(33 1/3%)	The third anniversary of Grant Date

Notwithstanding the foregoing, the Grantee shall become fully vested in the Restricted Stock Units in the event of a Change of Control, the death or Disability of the Grantee, the termination of employment of the Grantee without Cause by the Company or termination of employment by the Grantee for Good Reason.  The terms “Disability,” “Cause” and “Good Reason” shall have the same meanings as set forth in the Employment Agreement dated as of August 1, 2013 among the Grantee, the Company and the Company’s operating partnership.

3.                                      Termination of Service.  If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (other than death, Disability, termination of employment by the Company without Cause or termination of employment by the Grantee for Good Reason)

prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.                                      Issuance of Shares of Stock.  Each vested Restricted Stock Unit entitles the Grantee to receive one share of Stock as soon as practicable and no later than 30 days after the Vesting Date unless the Grantee has executed, and returned it to the Company no later than 30 days after the Grant Date, a deferral election form to defer the settlement date of his or her vested Restricted Stock Units.  If the Grantee has executed a deferral election form, the settlement date specified in such form shall apply and no shares of Stock shall be issued to the Grantee until the delayed settlement date.

5.                                      Dividend Equivalent Rights.  Prior to the settlement date provided in Paragraph 4 above, on each date that the Company makes a dividend payment on its Stock to its stockholders, it shall make a cash payment to the Grantee in an amount equal to the product of (x) the amount of dividend payable per share of Stock multiplied against (y) the number of unsettled Restricted Stock Units awarded to the Grantee under this Award.

6.                                      Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.                                      No Obligation to Continue as an Employee.  Neither the Plan nor this Award confers upon the Grantee any rights with respect to continued employment with the Company.

8.                                      Tax Withholding.  Any tax withholding required upon the issuance of Stock to the Grantee under this Agreement shall be satisfied by the Company withholding from shares of Stock to be issued, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

9.                                      Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.                               Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant

Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

11.                               Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature